Press Release
FOR IMMEDIATE RELEASE

Contact: Howard Nolan
Senior Executive Vice President
Chief Operating Officer
 (631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.
REPORTS FOURTH QUARTER AND YEAR END 2007 RESULTS
Increased Earnings and Strong Growth in Loans and Core Deposits

(Bridgehampton, NY – January 25, 2008) Bridge Bancorp, Inc. (NASDAQ®/OTCBB: BDGE), the parent company of the Bridgehampton National Bank, today announced fourth quarter and year end results for 2007 with increased net income and earnings per share along with growth in loans and deposits. Highlights for the year and quarter:

  Net income for 2007 of $8.3 million or $1.36 per share, a 1.5% increase over the prior year.
  Net income of $2.0 million or $0.33 per share for the 4th quarter of 2007.
  Returns on average equity and assets of 17.47% and 1.38%, respectively for 2007.
  Net interest income for the year and quarter increased with a net interest margin of 4.69% and 4.79% respectively.
  Total loans of $375.2 million with growth of $49.2 million or 15.1% during 2007.
  Deposits at year end of $508.9 million, with an increase in average deposits of 10.1% during the year.
  Demand deposits of $176.1 million representing 34.6% of total deposits.
  Strong credit quality with declines in non performing assets and solid reserve levels.
  The opening of three new branches in 2007: Southampton Village, Cutchogue and Wading River.
  The declaration of $0.92 in dividends in 2007.

 “The results for the quarter and year reflect the success of my predecessor, Thomas J. Tobin, in guiding this Company through a challenging year.  Along with a dynamic management team, he achieved strong returns while balancing increased competition, growth initiatives and ambitious customer service standards,” commented Kevin M. O’Connor, the new President and CEO of Bridge Bancorp, Inc. Mr. O’Connor, who assumed these roles on January 1, 2008, succeeds Mr. Tobin, who led the Company for over twenty years. Mr. Tobin remains active as President Emeritus and Special Advisor to the Board of Directors and management and also continues as a member of the Board.

Net Earnings and Returns
Net income for the year ended December 31, 2007 was $8.3 million or $1.36 per share compared to $8.2 million and $1.33 per share in the prior year. Net income for the fourth quarter of 2007 was $2.02 million or $0.33 per share, a slight decline from the $2.04 million and $0.34 per share recorded in the fourth quarter of 2006. The results for both periods reflect significant increases in net interest income coupled with strong non-interest income growth, partially offset by increases in the provision for loan losses and costs associated with new branches and other initiatives.

The growth in 2007 in net interest income resulted from a solid net interest margin of 4.69%, coupled with a $45.9 million or 8.9% increase in average earning assets. Loans comprised a majority of the increase and were funded principally by core deposits. Non interest income was positively impacted by increases in banking fees and strong results for Bridge Abstract, our title insurance subsidiary. The provision for loan losses increased due to record originations and the resultant net loan growth.  The increase in operating expenses was principally due to staff costs associated with growth initiatives, higher facilities costs and other items related to branch expansion. Overall, the Company’s efficiency ratio of 56.72%, a measure of expense to revenue, is lower than the median for other community banks of similar size and profile.

“The net increase in high quality community based loans and core deposits, allowed us to maintain a strong net interest margin,” stated Mr. O’Connor. “This enabled us to conservatively maintain our ratio of reserves to loans and to continue to invest in the future.

Balance Sheet and Asset Quality
Total assets grew to $607.4 million at December 31, 2007, a 5.9% increase over the prior year of $573.6 million. Loan growth combined with stable securities holdings, resulted in a net increase in earning assets and related yield.  Loan originations were broad based across our geographic footprint and included a mix of real estate related and other commercial loans.

Our conservative underwriting standards are reflected in the strength of our asset quality measures; delinquencies and non performing assets are both at historically low levels with net charge-offs for 2007 aggregating only $158,000. Considering loan growth and the current economic environment, additions have been made to loan loss reserves of $600,000 for 2007.  This action is consistent with a strategy of maintaining overall reserve coverage ratios at conservative levels.

Year end total deposits, impacted by seasonal factors, increased $4.5 million to $508.9 million.  Average deposits in 2007 grew by $49.9 million to $542.5 million or 10.1% above the prior year level.  Demand deposits also continue to grow, averaging $191.0 million during 2007 and totaling $176.1 million at year end, consistently representing 34.6% of total deposits. On average, core retail and commercial deposits, increased $41.5 million to $416.9 million, 11.1% over the prior year. These increases were partially offset by declines in more interest sensitive public funds. Deposit growth along with changes in the mix contributed to our improved results.

“The branch expansion initiative provides opportunities to grow both loans and deposits. Local lending officers enhance our ability to build on solid, long-term customer relationships providing more complete banking solutions for our clients,” remarked Mr. O’Connor.

Seasonal and other market factors contributed to a fourth quarter strategy of utilizing wholesale funding to manage the Bank’s liquidity, with other borrowings increasing to $42.0 million at year end compared to last year’s $18.6 million.

Stockholders’ equity continues to grow with earnings and the related capital ratios for the Bank and holding company remaining substantially above regulatory minimums. “This is a time when many institutions are reducing dividends and raising additional capital.  To be able to confidently pay our dividend reflects the Company’s financial strength,” commented Mr. O’Connor.

Opportunities
“The second half of 2007, and continuing into 2008, has been marked by disturbing news regarding other financial institutions, their lending and business practices and general concerns about the economic environment.  This has created anomalies in the markets for deposits as many competitors have, despite the Federal Reserve’s actions to cut interest rates, increased the deposit rates offered in the market.  This practice, along with the flat yield curve, continues to challenge bank management to grow their institutions and achieve profitable margins on this growth,” noted Mr. O’Connor.

“Bridgehampton National, as a community bank, has stayed focused on its mission, avoiding sub prime lending and other practices creating havoc and headlines.  However, we operate in the larger economy and are not entirely immune to downturns or upheavals in these markets. As we enter 2008, we remain acutely aware of the difficult operating environment for all of us: the Bank, its competitors and most importantly, our customers.  The past year, while challenging, was marked by positive accomplishments. We believe similar positive outcomes in the future will result from the expansion of our geographic footprint, investments in infrastructure and in technology, such as BridgeNEXUS, our remote deposit capture product, and continued focus on placing our customers first. However, we will remain vigilant in assessing risk and managing the Company for the long term,” concluded Mr. O’Connor.

The Annual Meeting of Bridge Bancorp, Inc. shareholders will be held on Friday, April 25, 2008 at 11:00 a.m., in the Community Room, Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, NY.

About Bridge Bancorp, Inc.
Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.  Established in 1910, the Bank, with assets of approximately $600 million, and a primary market area of the North and South Forks of Eastern Long Island, extending westward into Brookhaven Town, operates 14 retail branch locations. Through this network and electronic delivery channels it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract.

Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects, “ “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the abstract subsidiary and ban king services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic  conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan in investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines, changes in real estate values and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.   The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Bridge Bancorp, Inc. and Subsidiary
Five Year Summary of Operations (unaudited)
(In thousands, except per share data and financial ratios)

Set forth below are selected consolidated financial and other data of the Company. The Company's business is primarily the business of the Bank. This financial data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company.

December 31,	2007	2006	2005	2004 (2)	2003 (2)
Selected Financial Data:
Securities available for sale	$187,384	$202,590	$182,801	$202,042	$193,699
Securities, restricted	2,387	878	1,377	1,979	1,642
Securities held to maturity	5,836	9,444	10,012	21,213	14,396
Total loans	375,236	325,997	302,264	296,134	273,188
Total assets	607,424	573,644	533,444	547,200	511,613
Total deposits	508,909	504,412	468,025	469,311	457,159
Total stockholders' equity	51,109	45,539	46,651	47,213	42,794

Year Ended December 31,
Selected Operating Data:
Total interest income	$35,864	$32,030	$28,713	$26,923	$25,968
Total interest expense	10,437	8,337	4,319	2,351	2,601
Net interest income	25,427	23,693	24,394	24,572	23,367
Provision for loan losses	600	85	300	300	-

Net interest income after provision for loan losses	24,827	23,608	24,094	24,272	23,367
Total other income	5,678	4,413	5,105	5,440	4,716
Total other expenses	18,168	16,002	14,647	13,564	12,997

Income before income taxes	12,337	12,019	14,552	16,148	15,086
Provision for income taxes	4,043	3,851	4,929	5,771	5,488
Net income	$8,294	$8,168	$9,623	$10,377	$9,598

December 31,
Selected Financial Ratios and Other Data:
Return on average equity	17.47%	17.68%	20.15%	22.82%	22.58%
Return on average assets	1.38%	1.49%	1.76%	1.89%	1.91%
Average equity to average assets	7.91%	8.41%	8.71%	8.30%	8.46%
Dividend payout ratio (1)	67.67%	68.98%	58.88%	43.39%	50.98%
Diluted earnings per share	$1.36	$1.33	$1.53	$1.64	$1.53
Basic earnings per share	$1.37	$1.33	$1.54	$1.66	$1.55
Cash dividends declared per common share (1)	$0.92	$0.92	$0.91	$0.72	$0.78

(1) On December 15, 2003, the Company declared a special dividend of approximately $1,660,000, or $0.27 per share.

(2) Amounts have been restated for a three-for-two stock split, in the form of a stock dividend, effective July 9, 2004.

BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Condition (unaudited)
(In thousands)

	December 31,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$14,348	$13,263
Investment in debt and equity securities, net:
Securities available for sale, at fair value	187,384	202,590
Securities held to maturity	5,836	9,444
Securities, restricted	2,387	878
Loans	375,236	325,997
Less: Allowance for loan losses	(2,954)	(2,512)
Loans, net	372,282	323,485
Banking premises and equipment, net	18,469	18,005
Accrued interest receivable and other assets	6,718	5,979
Total Assets	$607,424	$573,644

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$176,130	$173,628
Savings, N.O.W. and money market deposits	253,012	269,966
Certificates of deposit of $100,000 or more and other time deposits	79,767	60,818
Overnight borrowings	42,000	18,600
Other liabilities and accrued expenses	5,406	5,093
Total Stockholders' Equity	51,109	45,539
Total Liabilities and Stockholders' Equity	$607,424	$573,644

BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)
	Three months ended December 31,		Years ended December 31,
	2007	2006	2007	2006

Interest income	$9,137	$8,520	$35,864	$32,030
Interest expense	2,465	2,612	10,437	8,337
Net interest income	6,672	5,908	25,427	23,693
Provision for loan losses	355	85	600	85
Net interest income after provision for loan losses	6,317	5,823	24,827	23,608

Other income	1,362	1,214	5,779	4,702
Net security losses	-	-	(101)	(289)
Other expenses	4,685	4,023	18,168	16,002
Income before income taxes	2,994	3,014	12,337	12,019

Provision for income taxes	978	975	4,043	3,851
Net income	$2,016	$2,039	$8,294	$8,168
Basic earnings per share	$0.33	$0.34	$1.37	$1.33
Diluted earnings per share	$0.33	$0.34	$1.36	$1.33
Weighted average common shares	6,075	6,064	6,072	6,139
Weighted average common and common equivalent shares	6,096	6,083	6,092	6,159